UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2007

Commission File Number: 000-1289223

NEWPORT GOLD , INC.

(Exact name of registrant as specified in its chapter)

Nevada

000-00000

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       (State or other

(IRS Employer

jurisdiction of incorporation)

Identification No.)

220 – 1495 Ridgeview Drive, Reno, Nevada 89509

(Address of principal executive offices) (Zip Code)

905-542-4990

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b).

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

This document includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Other than statements of historical fact, all statement regarding industry prospects, the consummation of the transactions described in this document and the Company’s expectations regarding the future performance of its businesses and its financial position are forward-looking statements.  The forward-looking statements are subject to numerous risks and uncertainties.

Item 8.01 -

Other Events

The Company issued a press release on March 23, 2007 which summarizes its geological mapping, prospecting and rock sampling program completed in the east-central part of the property during 2006.

Attached hereto as an Exhibit is the results of its efforts.

Item 9.01

Exhibits

99.1

Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, there unto duly authorized.

Newport Gold, Inc.

By:

Derek Bartlett

------------------------------------

Derek Bartlett, President

Date:  April 5, 2007

EXHIBIT 99.1

NEWPORT GOLD INC.  Burnt Basin Property B.C. Canada

The company is pleased to summarize its geological mapping, prospecting and rock sampling program completed in the east-central part of the property during 2006.  A total of 29 man-days were spent on the property and rock samples were collected for analysis.

A very large number of mineral occurrences occur on the Burnt Basin property, most of which have seen limited or no recent exploration.  The known showings belong to 3 main styles of mineralization, including Au-Ag quartz veins (i.e. Motherlode showing), Pb-Zn-Ag mineralization on argillaceous limestone (i.e. Eva Bell, Halifax showings) and auriferous massive pyrrhotite-pyrite mineralization (i.e. Molly Gibson showing).  The bulk of the previous exploration on the property was done in the 1960’s and 1970’s and was directed at Pb-Zn-Ag mineralization.  One drill hole in 1972 on the Eva Bell claim returned 4.05 oz/t Ag, 5.44% Pb and 8.78% Zn over a 16.5 foot true width.  Trenching in 1973 is also reported to have exposed a zone in the Halifax – Eva Bell area that graded 0.03 oz/t Au, 8.6 oz/t Ag, 2.2% Cu, 3.2 % Pb and 8.15% Zn over a 21 foot width.

These values are in line with the surface sample results received by Newport over the past few years.  Please visit our website at www.newportgold.info to view the location of these widespread samples.

Although most of the area is covered and unexplored numerous small areas of Pb-Zn-Ag mineralization occur within a 1.5 kilometer long, east-west trending zone, situated just north of Mollie Creek in the east-central part of the property.  From east to west, the different areas of mineralization within this larger zone are the Breckle, Eva Bell Production Pit, Upper Eva Bell, Manitou(not part of property), Halifax and Ennismore,  All of these showings were located, mapped and sampled during the 2006 work program.  The showings are similar in character, with mineralization consisting of sphalerite and /or galena with up to 30% magnetite and with lesser chalcopyrite and pyrrhotite, typically within banded argillaceous limestone.  Mineralization is generally fine-grained and massive and may fit a Broken Hill type model, although the age of the host rocks and the grade of metamorphism differ from other BC examples.  High-grade zinc, lead, silver and copper mineralization was sampled from numerous showings within this mineralized zone during the 2006 program, with values to a maximum of 38.5% Zn, 64.0% Pb, 1270g/t Ag and 10.8% Cu returned.  Gold values are typically low in this style of mineralization, generally in the range of several hundred ppb Au, however the Breckle showin contained 2.71 g/t Au in a sample of massive sphalerite-galena, while pyrrohitie-rich hornfels nearby assayed 5.38 g/t Au.

Old workings at the Molly Gibson showing were also located and mapped during the 2006 program, and a total of 34 rock samples were collected. Typically, mineralization consists of small lenses or pods of massive pyrite-pyrrohotite, hosted within limestone and metasediments, in a similar setting but lower(?) in the stratographic sequence than the Pb-Zn-Ag mineralization described above.  Auriferous quartz veins(?) or lenses(?) also occur.  Molly Gibson–type mineralization is primarily gold-rich, with only weakly elevated silver and copper, and without significant lead or zinc.  Mineralization is exposed intermittently in old workings over a distance of about 450 meters.  In a general sense, there is a strong stratigraphic control to mineralization, although on a more detailed scale, mineralization does not always appear to be conformable with bedding.  Samples collected in 2006 returned significant gold values from a number of different historic workings.  Samples of quartz vein material with pyrite and pyrrhotite from the Purcell Adit and Inclined Shaft returned values to 13.7 g/t Au.  Approximately 200 meters to the south, a narrow band of massive pyrrhotite in biotite schist from the dump of the Upper Adit ran 16.0 g/t Au.  A further 100 meters south, semi-massive pyrrhotite in hornfels from the Twin Tunnels assayed 29.5 g/t Au and approximately 50 meters uphill to the Northeast from the Twin Tunnels, samples of semi-massive pyrrhotite from the lime Cut and Magnetic Cut assayed 26.1 g/t Au and 17.8 g/t Au, respectively.

Further work is recommended on the Burnt Basin property.  The Eva Bell-Halifax zone is a high-priority for further work, as it the Molly Gibson showing.  An Airborne magnetic/time/domain EM survey is recommended, with closed-spaced lines oriented northeast-southwest and is scheduled for completion summer of 2007.  A combination of magnetic and electromagnetics should be effective at distinguishing between argillaceous limestones, mineralization and magnetic dykes.  A soil geochemical survey is also recommended for the Molly Gibson and Eva Bell-Halifax zones, to provide further information to prioritize geophysical targets for trenching or drilling.  Additional detailed geological mapping is also required.  Follow-up excavator trenching and diamond drilling should test any targets outlined by the above program.